EXHIBIT 10.1

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is made and entered into as of March 21, 2018 by and among Billion Rewards Development Limited (the “Seller”), with its address at 3rd Floor, J&C Building, P.O.Box 933, Road Town, Tortola, British Virgin Islands, VG1110, and Moregain Capital Group, LLC (the “Purchaser”), with its address at 117 E. Huntington Dr., Arcadia, CA 91006.

WHEREAS, the Sellers is the sole record and beneficial owner of 6,270,512 shares (the “BR Shares”) of common stock, par value $.001 per share (the “Common Stock”), of Aladdin International, Inc., a Nevada corporation (the “Company”);

WHEREAS, the Purchaser desire to acquire from the Seller, and the Seller desires to sell to the Purchaser the BR Shares for a total of $180,000 in the manner and on the terms and conditions hereinafter set forth (the “Transaction”); and

WHEREAS, the BR Shares represent 87.33% of the 7,180,199 total outstanding shares of the Company’s issued and outstanding Common Stock, excluding 5,000,000 shares reserved for Warrants; and

WHEREAS, the Purchaser has directed its representative to deliver a deposit of $60,000 (the “Deposit”) against the Purchase Price (as defined below) to the Seller on March 21, 2018. After the Seller’s receipt of the Deposit, the Purchaser desires to deliver the remainder of the purchase price of $120,000 (the “Remainder of the Purchase Price”) to the Seller at the Closing in two payments as set forth herein; and

NOW, THEREFORE, in consideration of these premises, the mutual covenants and agreements herein contained and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:

SECTION I  DEFINITIONS

The following terms when used in this Agreement have the following respective meanings:

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Affiliate” means with respect to any Person, any (i) officer, director, partner or holder of more than 10% of the outstanding shares or equity interests of such Person, (ii) any relative of such Person, or (iii) any other Person which directly or indirectly controls, is controlled by, or is under common control with such Person. A Person will be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the “Controlled” Person, whether through ownership of voting securities, by contract, or otherwise.

“Acquisition Proposal” means any offer or proposal for, or indication of interest in, any acquisition of all or a portion of the Shares or any other assets or securities of the Company, whether by way of a purchase, merger, consolidation or other business combination.

“Articles of Incorporation” means the Articles of Incorporation of the Company, as amended, and as on file with the Secretary of State of the State of Nevada on the date of this Agreement.

“Business Day” means a day other than Saturday, Sunday or statutory holiday in the State of California and in the event that any action to be taken hereunder falls on a day which is not a Business Day, then such action shall be taken on the next succeeding Business Day.

“Purchase Price” means One Hundred Eighty Thousand U.S. Dollars (US$180,000), which does not include any escrow or other closing fees or costs, all of which shall be borne by the Purchaser.

“Closing Date” has the meaning set forth in Section 3.1 hereof.

“Closing” has the meaning set forth in Section 3.1 hereof.

“Common Stock” has the meaning set forth in the recitals hereto.

“Company” has the meaning set forth in the recitals hereto.

“Corporate Records” shall have the meaning as used in Section 4.2(n) hereof.

“Encumbrances” shall have the meaning as used in Section 4.1(b) hereof.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means the United States, any state or municipality, the government of any foreign country, any subdivision of any of the foregoing, or any authority, department, commission, board, bureau, agency, court, or instrumentality of any of the foregoing.

“Indemnification” shall have the meaning as used in Section 5.7 hereof.

“Indebtedness” shall have the meaning as used in Section 4.2(j) hereof.

“Knowledge” means the actual knowledge of such Person or its Affiliates or things that should reasonably have been known under the circumstances.

“Lien” means any mortgage, lien, pledge, security interest, easement, conditional sale or other title retention agreement, or other encumbrance of any kind.

“Material Adverse Effect” means a change or effect in the condition (financial or otherwise), properties, assets, liabilities, rights or business of the Company which change or effect, individually or in the aggregate, could reasonably be expected to be materially adverse to such condition, properties, assets, liabilities, rights, operations or business.

“Material Changes” shall have the meaning as used in Section 4.2(g) hereof.

“Minute Books” shall have the meaning as used in Section 4.2(n) hereof.

“OTCQB” has the meaning set forth in Section 4.2(m) hereof.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, or Governmental Authority.

“Returns” shall have the meaning as used in Section 4.2(l) hereof.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Filings” means the Company’s annual reports, quarterly reports and other publicly-available filings made by the Company with the SEC under Section 13 or Section 15(d) of the 1934 Act.

“Securities” shall mean the Shares.

“Shares” shall have the meaning set forth in the recitals hereto.

“Tax” or “Taxes” means any and all federal, state, local and foreign taxes, including, without limitation, gross receipts, income, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, assessments, governmental charges and duties together with all interest, penalties and additions imposed with respect to any such amounts and any obligations under any agreements or arrangements with any other person with respect to any such amounts and including any liability of a predecessor entity for any such amounts.

SECTION II  PURCHASE AND SALE OF COMMON STOCK

2.1            Purchase of Shares.  At the Closing, based upon the representations, warranties, covenants and agreements of the parties set forth in this Agreement, the Purchaser shall acquire from the Seller, and the Seller shall sell to the Purchaser the BR Shares for an aggregate purchase price of One Hundred Eighty Thousand U.S. Dollars (US$180,000) (the “Purchase Price”).

SECTION III  THE CLOSING

3.1            Closing.

(a)  The closing of the sale of the Shares pursuant to Section 2.1 hereof and certain of the other transactions contemplated hereby (the “Closing”) shall take place no later than three (3) business days after the parties execute this Agreement, at such time and place as the parties hereto may agree, provided that the conditions set forth in Section VI hereof are satisfied or waived (the “Closing Date”).

3.2            Deliveries by the Seller.  At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser the following items (in addition to any other items required to be delivered to the Purchaser pursuant to any other provision of this Agreement):

(a)  the Seller shall deliver to the Company’s stock transfer agent (the “Transfer Agent”) original certificates representing the Shares being sold by the Seller to the Purchaser pursuant to Section 2.1 hereof, together with instructions to the Transfer Agent, in substantially the form of Exhibit A attached hereto;

(b)  a full and complete release by the Seller from any and all liabilities, claims and obligations, arising prior to the Closing, that the Seller may have against the Company, in substantially the form of Exhibit B attached hereto;

(c)  resignations of such of the current directors and officers from all of their positions as directors and officers of the Company as requested by the Purchaser;

(d)  duly executed resolutions from Board of Directors approving the Transaction and appointing Michael Antonovich as the Chairman of the Board of the Company (“Change of Directors”) and also as Chief Executive Officer until a permanent CEO replacement has been found; and Lianne Wu as Chief Financial Officer of the Company;

(e)  filing of Form 8-K for the Transaction;

(f)  all records and documents relating to the Company, wherever located, including, but not limited to, all books, records, government filings, Tax Returns, consent decrees, orders, and correspondence, financial information and records, electronic files containing any financial information and records, and other documents used in or associated with the Company, to the extent such records and documents have not been previously delivered to the Purchaser.

3.3            Deliveries by the Purchaser

(a)  Within three (3) business days of executing this Agreement, the Purchaser shall deliver or cause to be delivered the Remainder of the Purchase Price by wire transfer pursuant to the following wire instruction (in addition to any other items required to be delivered to the Seller pursuant to any other provision of this Agreement):

WIRING INSTRUCTIONS

Wiring instruction per Buyer and Seller separate arrangement.

SECTION IV  REPRESENTATIONS AND WARRANTIES

4.1            Representations and Warranties of the Seller with respect to the Securities. The Seller represents and warrants to the Purchaser with respect to the Securities that:

(a)           Capacity of the Seller; Authorization; Execution of Agreements. The Seller has all requisite power, authority and capacity to enter into this Agreement and to perform the transactions and obligations to be performed by it hereunder. This Agreement constitutes a valid and legally binding agreement of the Seller\, enforceable in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of the United States (both state and federal), affecting the enforcement of creditors’ rights or remedies in general from time to time in effect and the exercise by courts of equity powers or their application of principles of public policy.

(b)           Title to Securities.  The Seller is the sole record and beneficial owner of the Shares and has sole managerial and dispositive authority with respect to the number of shares as set forth in the Recitals. The Seller has not granted any person a proxy with respect to any of the Shares that has not expired or been validly withdrawn. The sale and delivery by the Seller of the Shares to the Purchaser pursuant to this Agreement will vest in the Purchaser legal and valid title to the Shares, free and clear of all liens, security interests, adverse claims or other encumbrances of any character whatsoever, other than encumbrances created by the Purchaser and restrictions on the resale of the Securities under applicable securities laws (“Encumbrances”).

(c)           Disclosure. The Seller acknowledges and agrees that the representations and warranties by the Seller in this Section 4.1 are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, under the circumstance under which they were made. The Seller acknowledges and agrees that the Purchaser does not make and has not made (i) any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 4.3, or (ii) any statement, commitment or promise to the Seller or any of their representatives which is or was an inducement to the Seller to enter into this Agreement, other than as set forth in this Agreement.

4.2            Representations and Warranties of the Seller with respect to the Company. The Seller represents and warrants to the Purchaser, with respect to the Company, that:

(a)           Organization and Standing. The Company is duly incorporated and validly existing under the laws of the State of Nevada and has all requisite corporate power and authority to own or lease its properties and assets and to conduct its business as it is presently being conducted. The Company does not own any equity interest, directly or indirectly, in any other Person or business enterprise. The Company is in good standing in the State of Nevada. The Company is qualified to do business and is in good standing in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect upon its assets, properties, financial condition, results of operations or business. The Company has no subsidiaries. Except as set forth in Section 3.2(d) hereof, no corporate proceedings on the part of the Company (including the approval of the Company’s Board of Directors or shareholders) are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

(b)           Capitalization. At the date of this Agreement, the authorized capital stock of the Company consists of 780,000,000 shares of Common Stock, of which 7,180,199 shares are issued and outstanding, and 20,000 shares of preferred stock, par value $.001 per share (“Preferred Stock”), of which none is issued and outstanding. The Company has no other class or series of equity securities authorized, issued, reserved for issuance or outstanding. There are 3,000,000 shares of outstanding warrants. No other offer, conversion rights, contracts or other rights to subscribe for or to purchase from the Company, or agreements obligating the Company to issue, transfer, or sell (whether formal or informal, written or oral, firm or contingent), shares of capital stock or other securities of the Company (whether debt, equity, or a combination thereof) or obligating the Company to grant, extend, or enter into any such agreement and (y) no agreements or other understandings (whether formal or informal, written or oral, firm or contingent) which require or may require the Company to repurchase any of its Common Stock. There are no preemptive or similar rights granted by the Company with respect to the Company’s capital stock. There are no anti-dilution or price adjustment provisions contained in any security issued by the Company. The Company is not a party to, and, to the Knowledge of the Seller, without inquiry, any registration rights agreements, voting agreements, voting trusts, proxies or any other agreements, instruments or understandings with respect to the voting of any shares of the capital stock of the Company, or any agreement with respect to the transferability, purchase or redemption of any shares of the capital stock of the Company. The sale of the Shares to the Purchaser does not obligate the Company to issue any shares of capital stock or other securities to any Person (other than the Purchaser) and will not result in a right of any holder of Company securities, by agreement with the Company, to adjust the exercise, conversion, exchange or reset price under such securities. The outstanding Common Stock is all duly and validly authorized and issued, fully paid and nonassessable. The Seller will cause the Company not to issue, or resolve or agree to issue, any securities to any party, other than the Purchaser, prior to the Closing. The Shares represent 87.33% of the outstanding Common Stock of the Company, exclude stocks reserved for Warrants.

(c)           Status of Securities. The Shares (i) have been duly authorized, validly issued, fully paid and are nonassessable, and will be such at the Closing, (ii) were issued in compliance with all applicable United States federal and state securities laws, and will be in compliance with such laws at the Closing, (iii) subject to restrictions under this Agreement, and applicable United States federal and state securities laws, have the rights and preferences set forth in the Articles of Incorporation, as amended, and will have such rights and preferences at the Closing, and (iv) are free and clear of all Encumbrances and will be free and clear of all Encumbrances at the Closing (other than Encumbrances created by the Purchaser and restrictions on the resale of the Shares under applicable securities laws).

(d)           Conflicts; Defaults. The execution and delivery of this Agreement by the Seller and the performance by the Seller of the transactions and obligations contemplated hereby and thereby to be performed by it do not (i) violate, conflict with, or constitute a default under any of the terms or provisions of, the Articles of Incorporation, as amended, or any provisions of, or result in the acceleration of any obligation under, any contract, note, debt instrument, security agreement or other instrument to which the Company is a party or by which the Company, or any of the Company’s assets, is bound; (ii) result in the creation or imposition of any Encumbrances or claims upon the Company’s assets or upon any of the shares of capital stock of the Company; (iii) constitute a violation of any law, statute, judgment, decree, order, rule, or regulation of a Governmental Authority applicable to the Company; or (iv) constitute an event which, after notice or lapse of time or both, would result in any of the foregoing.

(e)           Securities Laws. The Company has complied in all material respects with applicable federal securities laws, rules and regulations, including the Sarbanes-Oxley Act of 2002, as amended, as such laws, rules and regulations apply to the Company and its securities. To the best knowledge the Seller, all shares of capital stock of the Company have been issued in accordance with applicable federal securities laws, rules and regulations. There are no stop orders in effect with respect to any securities of the Company that have been communicated to the Company’s transfer agent.

(f)           SEC Filings. The Company is current with respect to all of its filing obligations with the SEC pursuant to Section 13 or Section 15(d) of the 1934 Act. The SEC Filings, when filed, complied in all material respects with the requirements of Section 13 or Section 15(d) of the 1934 Act, as such sections were applicable as of the dates when filed, and did not, as of the dates when filed, contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. The financial statements of the Company included in the SEC Filings complied in all material respects with the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements were prepared in accordance with GAAP applied on a consistent basis during the periods covered by such financial statements, except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of the Company as of and for the dates thereof and for the periods indicated, and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments. All material agreements to which the Company is a party or to which the property or assets of the Company are subject and which are required to be disclosed pursuant to the 1934 Act are included as part of or specifically identified in the SEC Filings. There are no outstanding comments from the SEC on any of the Company’s registration statements.

(g)           Material Changes. Since the date of the latest financial statements included within the SEC Filings, except as specifically disclosed in the SEC Filings, (i) there has been no event that could result in a Material Adverse Effect, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of the business consistent with past practice, and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP as required to be disclosed in filings made with the SEC, (iii) the Company has not altered its method of accounting or the identity of its auditors, except as disclosed in its SEC Filings, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, and (v) the Company has not issued any equity securities (“Material Changes”).

(h)           Absence of Litigation. There is no action, suit, claim, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or threatened in writing against or affecting the Company.

(i)           Brokers, Finders, and Agents. The Company is not, directly or indirectly, obligated to anyone acting as broker, finder or in any other similar capacity in connection with this Agreement or the transactions contemplated hereby. No Person has or, immediately following the consummation of the transactions contemplated by this Agreement, will have, any right, interest or valid claim against the Company, the Seller or the Purchaser for any commission, fee or other compensation as a finder or broker in connection with the transactions contemplated by this Agreement, nor are there any brokers’ or finders’ fees or any payments or promises of payment of similar nature, however characterized, that have been paid or that are or may become payable in connection with the transactions contemplated by this Agreement, as a result of any agreement or arrangement made by the Company.

(j)           Absence of Businesses and Liabilities. The Company is not engaged in any business and as of the Closing Date, the Company shall have no liabilities (contingent or otherwise) or indebtedness outstanding (“Indebtedness ”). The Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

(k)         No Agreements. The Company is not a party to any agreement, commitment or instrument, whether oral or written, which imposes any obligations or liabilities on the Company after the Closing.

(l)           Taxes.

(i)          The Company has filed all federal, state, local and foreign returns, estimates, information statements and reports relating to Taxes (“Returns”) required to be filed by the Company with any Tax authority prior to the date hereof, including but not limited to the federal tax returns, the tax return with the State of Minnesota, and the tax return with the State of Wisconsin, except such Returns which are not material to the Company. All such Returns are true, correct and complete and the Company has no basis to believe that any audit of the Returns would cause a Material Adverse Effect upon the Company or its financial condition. The Company has paid all Taxes shown to be due on such Returns.

(ii)         All Taxes that the Company is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.

(iii)       The Company has no material Tax deficiency outstanding, proposed or assessed against the Company, and the Company has not executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv)        No audit or other examination of any Returns of the Company by any Tax authority is known by the Company to be presently in progress, nor has the Company been notified of any request for such an audit or other examination.

(v)         No adjustment relating to any Returns filed by the Company has been proposed in writing, formally or informally, by any Tax authority to the Company or any representative thereof.

(vi)        The Company has no liability for any Taxes for its current fiscal year, whether or not such Taxes are currently due and payable.

(m)           OTCQB.The Common Stock is currently quoted on the OTCQB Venture Market (“OTCQB”). There is no known action or known proceeding pending or threatened in writing against the Company by the Financial Industry Regulatory Authority with respect to any intention by such entities to prohibit or terminate the quotation of the Common Stock on the OTCQB.

(n)           Corporate Records. All records and documents relating to the Company known to the Seller, including, but not limited to, the books, shareholder lists, government filings, Tax Returns, consent decrees, orders, and correspondence, financial information and records (including any electronic files containing any financial information and records), and other documents used in or associated with the Company (the “Corporate Records”) are true, complete and accurate in all material respects to the best Knowledge of the Seller. The minute books of the Company known to the Seller contain true, complete and accurate records of all meetings and consents in lieu of meetings of the Board of Directors of the Company (and any committees thereof), similar governing bodies and shareholders (the “Minute Books”). Copies of such Corporate Records of the Company and the Minute Books currently in the possession of the Company, have been heretofore delivered to the Purchaser; the original Corporate Records and Minute Books, to the extent such original Corporate Records and Minute Books exist, will be delivered to the Purchaser at Closing pursuant to Section 3.2(e).

(o)           Disclosure. The Seller, to his best knowledge, acknowledges and agrees that the representations and warranties by the Seller in this Section 4.2 are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, under the circumstance under which they were made.

4.3            Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Seller that:

(a)           Organization and Standing. The Purchaser is duly incorporated and validly existing under the laws of the State of Neveda, and has all requisite corporate power and authority to own or lease its properties and assets and to conduct its business as it is presently being conducted. The Purchaser is qualified to do business and is in good standing in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect upon its assets, properties, financial condition, results of operations or business.

(b)           Capacity of the Purchaser; Authorization; Execution of Agreements. The Purchaser has all requisite power, authority and capacity to enter into this Agreement and to perform the transactions and obligations to be performed by it hereunder. The execution and delivery of this Agreement by such Purchaser, and the performance by such Purchaser of the transactions and obligations contemplated hereby, including, without limitation, the purchase of the Shares from the Seller hereunder, have been duly authorized by all requisite corporate action of such Purchaser. This Agreement constitutes a valid and legally binding agreement of the Purchaser, enforceable in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of the United States (both state and federal), affecting the enforcement of creditors’ rights or remedies in general from time to time in effect and the exercise by courts of equity powers or their application of principles of public policy.

(c)           Investment Intent. The Shares being purchased hereunder by the Purchaser are being purchased for its own account and are not being purchased with the view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the 1933 Act.

(d)           Disclosure. The Purchaser acknowledges and agrees that the representations and warranties by the Purchaser in this Section 4.3 are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, under the circumstance under which they were made. The Purchaser acknowledges and agrees that the Seller does not make and have not made (i) any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Sections 4.1 and 4.2, or (ii) any statement, commitment or promise to the Purchaser or any of its representatives which is or was an inducement to the Purchaser to enter into this Agreement, other than as set forth in this Agreement.

SECTION V   COVENANTS OF THE PARTIES.

5.1            Commercially Reasonable Efforts. Subject to the terms and conditions hereof, each party shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement as promptly as practicable after the date hereof, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary SEC filings and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any Person and/or any Governmental Authority in order to consummate any of the transactions contemplated by this Agreement, (ii) executing and delivering such other documents, instruments and agreements as any party hereto shall reasonably request, and (iii) taking all reasonable steps as may be necessary to obtain all such material consents, waivers, licenses, orders, registrations, approvals, permits and authorizations. Notwithstanding the foregoing, in no event shall any party have any obligation, in order to consummate the transactions contemplated hereby, to: (i) take any action(s) that would result in Material Adverse Changes in the benefits to the Seller on the one hand or to the Purchaser on the other of this Agreement, or (ii) dispose of any material assets or make any material change in its business other than as contemplated by this Agreement, or (iii) expend any material amount of funds or otherwise incur any material burden other than those contemplated by this Agreement.

5.2            Certain Filings; Cooperation in Receipt of Consents.

(a)          The Seller and the Purchaser shall reasonably cooperate with one another in (i) determining whether any other action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated hereby, and (ii) taking or seeking any such other actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith. Each party shall permit the other party to review any communication given by it to, and shall consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the applicable Governmental Authority or other Person, give the other party the opportunity to attend and participate in such meetings and conferences, in each case in connection with the transactions contemplated hereby.

(b)          The Company shall timely file all reports required to be filed by it pursuant to Section 13 of the 1934 Act and all other documents required to be filed by it with the SEC under the 1933 Act or the 1934 Act from the date of this Agreement to the Closing.

5.3            Public Announcements. The parties shall consult with each other before issuing, and provide each other a reasonable opportunity to review and comment upon, any press release or public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law, shall not issue any such press release or make any such public statement prior to such consultation.

5.4            Access to Information; Notification of Certain Matters.

(a)          From the date hereof to the Closing and subject to applicable law, the Seller shall (i) give to the Purchaser or its counsel reasonable access to the books and records of the Company, and (ii) furnish or make available to the Purchaser and their counsel such financial and operating data and other information about the Company as such Persons may reasonably request.

(b)          Each party hereto shall give notice to each other party hereto, as promptly as practicable after the event giving rise to the requirement of such notice, of:

(i)       any communication received by such party from, or given by such party to, any Governmental Authority in connection with any of the transactions contemplated hereby;

(ii)      any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and

(iii)     any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its

Affiliates that, if pending on the date of this Agreement, would have been required to have been disclosed, or that relate to the consummation of the transactions contemplated by this Agreement; provided , however , that the delivery of any notice pursuant to this Section 5.4(b) shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

5.5            Board of Directors and Officers. The Seller shall cause the Company to appoint the designees of the Purchaser listed in Section 3.2(d) to the Board of Directors at the Closing and obtain any necessary resignations from members of the Board of Directors.

5.6            Interim Operations of the Company. During the period from the date of this Agreement to the Closing, the Seller shall cause the Company to conduct its business only in the ordinary course of business consistent with past practice, except to the extent otherwise necessary to comply with the provisions hereof and with applicable laws and regulations. Additionally, during the period from the date of this Agreement to the Closing, except as required hereby in connection with this Agreement, the Seller shall not permit the Company to do any of the following without the prior consent of the Purchaser: (i) amend or otherwise change its Articles of Incorporation, (ii) issue, sell or authorize for issuance or sale (including, but not limited to, by way of stock split or dividend), shares of any class of its securities or enter into any agreements or commitments of any character obligating it to issue such securities, other than in connection with the exercise of outstanding warrants or outstanding stock options granted to directors, officers or employees of the Company prior to the date of this Agreement; (iii) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) with respect to its common stock, (iv) redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, (v) enter into any material contract or agreement or material transaction or make any material capital expenditure other than those relating to the transactions contemplated by this Agreement, (vi) create, incur, assume, maintain or permit to exist any indebtedness except as otherwise incurred in the ordinary course of business, consistent with past practice, or except for the Company Closing Obligations, (vii) pay, discharge or satisfy claims or liabilities (absolute, accrued, contingent or otherwise) other than in the ordinary course of business consistent with past practice, (viii) cancel any material debts or waive any material claims or rights, (ix) make any loans, advances or capital contributions to, or investments in financial instruments of any Person, (x) assume, guarantee, endorse or otherwise become responsible for the liabilities or other commitments of any other Person, (xi) alter in any material way the manner of keeping the books, accounts or records of the Company or the accounting practices therein reflected other than alterations or changes required by GAAP or applicable law, (xii) enter into any indemnification, contribution or similar contract pursuant to which the Company may be required to indemnify any other Person or make contributions to any other Person, (xiii) amend or terminate any existing contracts in any manner that would result in any material liability to the Company for or on account of such amendment or termination, or (xiv) or change any existing or adopt any new tax accounting principle, method of accounting or tax election except as provided herein or agreed to in writing by the Purchaser.

5.7            Indemnification. The Seller hereby agrees to indemnify and hold harmless the Purchaser and the Company (the “Indemnified Parties”) from and against any and all liabilities, obligations, claims, losses, expenses, damages, actions, liens and deficiencies (including reasonable attorneys’ fees) which exist, or which may be imposed on, incurred by or asserted against the Indemnified Parties due to or arising out of any breach or inaccuracy of any representation or warranty of the Seller under Sections 4.1 and 4.2 hereof, or any covenant, agreement or obligation of the Seller hereunder or in any other certificate, instrument or document contemplated hereby or thereby (“Damages”), for a period of eighteen (18) months from the Closing Date (the “Indemnification,” and the period herein is referred to as the “Indemnification Period”). Notwithstanding the forgoing, in no event will the Indemnified Parties be entitled to indemnification hereunder for Damages in an aggregate amount which exceeds $180,000, except to the extent to any undisclosed or unknown outstanding Indebtedness as of the Closing Date, which is in breach of Section 5.8 hereof. The Seller shall not be obligated to make any payment for Indemnification in respect of any claims for Damages that are made by the Indemnified Parties after the expiration of the Indemnification Period; provided, however, that the obligations of the Seller under the Indemnification shall remain in full force and effect in respect of any claims for Damages which are made prior to, and remain pending at, the expiration of the Indemnification Period. The indemnification provided by this Section 5.7 shall be the sole pecuniary remedy of the Indemnified Parties for any Damages; provided, however, that no other remedies of the Indemnified Parties for any breach by the Seller of the representations and warranties contained in Section 4.1 and 4.2 shall be limited in any way by this Section 5.7.

5.8            Payment of Liabilities. As of the date of the Closing, the Seller shall pay, or shall cause the Company to pay in full any of the Company outstanding Indebtedness, as well as any additional liabilities or obligations incurred by the Company, including any and all liabilities or obligations incurred by the Company in connection with the transactions contemplated by this Agreement, other than the costs incurred in connection with the preparation and mailing of the Schedule 14f-1.

5.9            Interim Actions of the Parties.

(a)          Until the earlier of the Closing Date or the termination of this Agreement pursuant to Section VII hereof, neither the Seller nor any of its respective Affiliates shall, directly or indirectly (i) take any action to solicit or initiate any Acquisition Proposal, or (ii) continue, initiate or engage in negotiations concerning any Acquisition Proposal with, or disclose any non-public information relating to the Company, or afford access to the properties, books or records of the Company to, any corporation, partnership, person or other entity (except the Purchaser and its Affiliates) that may be considering or has made an Acquisition Proposal.

(b)          Until the earlier of the Closing Date or the termination of this Agreement pursuant to Section VII hereof, neither the Seller nor any of its respective Affiliates shall engage directly or indirectly in any transaction involving any of the securities of the Company other than as contemplated by this Agreement.

SECTION VI  CONDITIONS.

6.1            Conditions to the Obligations of Each Party. The obligations of the Seller and the Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions:

(a)          No Governmental Authority of competent authority or jurisdiction shall have issued any order, injunction or decree, or taken any other action, that is in effect and restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby; and

(b)          The parties shall have obtained or made all consents, approvals, actions, orders, authorizations, registrations, declarations, announcements and filings contemplated by this Agreement.

6.2            Conditions to the Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following further conditions:

(a)          The Purchaser shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing;

(b)          The representations and warranties of the Purchaser contained in this Agreement shall have been true and correct when made and in all material respects at and as of the time of the Closing as if made at and as of such time (except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case it shall be true and correct as of such date); and

6.3            Conditions to the Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following further conditions:

(a)         The Seller shall have performed in all material respects all of its obligations hereunder required to be performed by them at or prior to the Closing;

(b)        The representations and warranties of the Seller contained in this Agreement shall have been true and correct when made and at and as of the time of the Closing as if made at and as of such time (except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case it shall be true and correct as of such date); and

(c)           The Shares being sold to the Purchaser hereunder for the Purchase Price shall represent 87.33% of the issued and outstanding shares of the Company’s Common Stock per section 4.2(b).

SECTION VII  TERMINATION.

7.1            Termination. This Agreement may be terminated at any time prior to the Closing:

(a)           by mutual written agreement of the Purchaser and the Seller;

(b)           by either the Purchaser or by the Seller, if

 (i)          the transactions contemplated by this Agreement shall not have been consummated by the Closing Date or otherwise extended by further agreement of the parties; provided , however , that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party whose breach of any provision of or whose failure to perform any obligation under this Agreement has been the cause of, or has resulted in, the failure of the transactions to occur on or before the Closing Date; or

(ii)         a judgment, injunction, order or decree of any Governmental Authority having competent jurisdiction enjoining either the Seller or the Purchaser from consummating the transactions contemplated by this Agreement is entered and such judgment, injunction, judgment or order shall have become final and nonappealable and, prior to such termination, the parties shall have used their respective commercially reasonable efforts to resist, resolve or lift, as applicable, such judgment, injunction, order or decree; provided, however, that the right to terminate this Agreement under this Section  7.1(b)(ii) shall not be available to any party whose breach of any provision of or whose failure to perform any obligation under this Agreement has been the cause of such judgment, injunction, order or decree.

(c)          by the Purchaser:

(i)          if a breach of or failure to perform any representation, warranty, covenant or agreement on the part of any of the Seller set forth in this Agreement shall have occurred which would cause the conditions set forth in Section 6.3 not to be satisfied, and any such condition is incapable of being satisfied by the Closing Date or such breach or failure to perform has not been cured within ten (10) days after notice of such breach or failure to perform has been given by the Purchaser to the Seller.

7.2            Effect of Termination. If this Agreement is terminated pursuant to Section 7.1, there shall be no liability or obligation on the part of the Purchaser or the Seller, or any of their respective officers, directors, shareholders, agents or Affiliates, except that the provisions of this Section 7.2, Section 7.3 and Section VIII of this Agreement shall remain in full force and effect and survive any termination of this Agreement and except that, notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved of or released from any liabilities or damages arising out of its material breach of or material failure to perform its obligations under this Agreement.

7.3            Expenses. Whether or not the transactions contemplated by this Agreement are consummated, all fees and expenses of any party hereto incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses.

SECTION VIII  MISCELLANEOUS

8.1            Waivers and Amendments. This Agreement may be amended or modified in whole or in part only by a writing which makes reference to this Agreement executed by all of the parties hereto. The obligations of any party hereunder may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the party claimed to have given the waiver; provided, however, that any waiver by any party of any violation of, breach of, or default under any provision of this Agreement or any other agreement provided for herein shall not be construed as, or constitute, a continuing waiver of such provision, or waiver of any other violation of, breach of or default under any other provision of this Agreement or any other agreement provided for herein.

8.2            Entire Agreement. This Agreement (together with any Schedules and/or any Exhibits hereto) by and between the Seller and the Purchaser and the other agreements and instruments expressly provided for herein, together set forth the entire understanding of the parties hereto and supersede in their entirety all prior contracts, agreements, arrangements, communications, discussions, representations, and warranties, whether oral or written with respect to the subject matter hereof.

8.3            Governing Law and Arbitration. This Agreement shall in all respects be governed by and construed in accordance with the internal substantive laws of the State of California without giving effect to the principles of conflicts of law thereof. Disputes arising from the performance of this Agreement shall be submitted to American Arbitration Association and resolved by arbitration, pursuant to the rules of the Association, which are in force at the time of the arbitration application. The arbitral award shall be final and binding on both parties.

8.4            Public Announcements. The parties shall consult with each other before issuing, and provide each other a reasonable opportunity to review and comment upon, any press release or public statement, including necessary Company’s filings with the SEC with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law, will not issue any such press release or make any such public statement prior to such consultation.

8.5            Notices. Any notice, request or other communication required or permitted hereunder shall be in writing and be deemed to have been duly given (a) when personally delivered or sent by facsimile transmission (the receipt of which is confirmed in writing), (b) one Business Day after being sent by a nationally recognized overnight courier service or (c) five Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, to the parties at their respective addresses set forth below.

If to the Seller:	Billion Rewards Development Limited
Attn: Q Chen
Address:
3rd Floor, J&C Building
P.O. Box 933, Road Town
Tortola, British Virgin Islands
VG1110
if to the Purchaser:	Moregain Capital Group LLC
Attn: Michael Antonovich
Address
117 E. Huntington Dr.,
Arcadia, CA91006.
USA

8.6            Counterparts; Facsimile and Electronic Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together will constitute one and the same instrument. The signature pages hereto in facsimile copy or other electronic means, including e-mail attachment, shall be deemed an original for all purposes.

8.7            Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that the Seller may not assign or transfer its rights hereunder without the prior written consent of the Purchaser, and the Purchaser may not assign or transfer its rights under this Agreement without the consent of the Seller.

8.8            Third Parties. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the parties hereto and their successors and assigns any rights or remedies under or by reason of this Agreement.

8.9            Schedules. The Schedules and Exhibits attached to this Agreement are incorporated herein and shall be part of this Agreement for all purposes.

8.10          Headings. The headings in this Agreement are solely for convenience of reference and shall not be given any effect in the construction or interpretation of this Agreement.

8.11          Interpretation. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first above written.

THE SELLER: Billion Rewards Development Limited	THE PURCHASER: Moregain Capital Group LLC
Name:	Name:
Title:	Title:
Number of Shares:	Sign:

 Sign:

Exhibit A

FORM OF SELLER INSTRUCTIONS TO COMPANY’S TRANSFER AGENT

Corporate Stock Transfer

3200 Cherry Creek South Drive, Suite 430

Denver, Colorado 80209

Re: Aladdin International, Inc.

r/n/o [Seller] 6,270,512 shares

Ladies and Gentlemen:

The undersigned (“Seller”) hereby authorizes and directs you to transfer 6,270,512 shares (the “Shares”) of common stock of Aladdin International, Inc., a Nevada corporation (the “Company”), held as book entry with the Company’s stock transfer agent and registered in the name of Seller from Seller to the person(s) listed below:

Name

Address

Moregain Capital Group LLC

117 E, Huntington Dr.,

Arcadia, CA 91006

Please send the newly-issued original certificate(s) for the Shares to Michael Antonovich at above address.

You are hereby authorized to process the actions stated hereinabove with respect to the Shares. The undersigned Seller agrees to indemnify you for any loss, liability or related costs that may ensue as a result of processing these actions.

Please deliver the share certificate in the name of the person listed on Schedule A to the following address:

Sincerely,

SELLER:

Billion Rewards Development Limited

25

Exhibit B

RELEASE

The undersigned hereby agrees that as of the date hereof (the “Effective Date”), the undersigned and his assigns, successors, affiliates, agents and representatives, forever release and discharge Aladdin International, Inc., a Nevada corporation (the “Company”) and its assigns, successors, shareholders, subsidiaries, affiliates, owners, members, predecessors, agents, representatives, officers, directors, and employees from any and all causes of action, actions, judgments, liens, damages, losses, claims, liabilities, and demands whatsoever, whether known or unknown, which each other had, now has, or hereafter can, shall, or may have, however arising, including by reason of any duty, breach, act, omission, condition or occurrence through and including the Effective Date and/or by reason of any fact, act, matter, cause or thing of any kind whatsoever.

Date: March 21, 2018

SELLER:

Billion Rewards Development Limited	27